As filed with the U.S. Securities and Exchange Commission on August 18, 2023

Registration No. 333-266683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ProKidney Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1586514
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 Frontis Plaza Blvd., Ste 250

Winston-Salem, NC 27103

Telephone: (336) 999-7028

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tim Bertram, Ph.D.

Chief Executive Officer

ProKidney Corp.

2000 Frontis Plaza Blvd., Ste 250

Winston-Salem, NC 27103

Telephone: (336) 999-7028

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan L. Kravetz, Esq.

Jason S. McCaffrey, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Telephone: (617) 542-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

On August 9, 2022, ProKidney Corp. (the “Company”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-266683) (the “Registration Statement”). The Registration Statement, as amended, was initially declared effective by the SEC on September 8, 2022 and initially registered up to 239,420,000 Class A ordinary shares of the Company, par value $0.0001 per share (the “Class A ordinary shares”), consisting of (i) 6,890,000 Class A ordinary shares registered for sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) (including the shares referred to in the following clause (ii)), (ii) the resale from time to time of 180,000,000 Class A ordinary shares issued or issuable to the unitholders (the “ProKidney Unitholders”) pursuant to that certain Exchange Agreement, dated as of July 11, 2022, by and among the Company, ProKidney LP, and certain holders of the Company’s securities party thereto (the “Exchange Agreement”); (iii) the resale from time to time by certain of the Selling Securityholders of 52,508,300 Class A ordinary shares, purchased by certain investors at a purchase price of $10.00 per share, pursuant to subscription agreements with the Company; and (iv) the issuance by us and the resale from time to time by certain of the Selling Securityholders of 50,000 Class A ordinary shares reserved for issuance upon the settlement of restricted stock units.

On April 17, 2023, the Company filed Post-Effective Amendment No. 1 to Form S-1 (“Post-Effective Amendment No. 1”), which was subsequently declared effective by the SEC on April 20, 2023. Post-Effective Amendment No. 1 was filed by the Company to, among other things, update the Registration Statement to include information (i) contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and (ii) regarding the Selling Securityholders named in the prospectus.

This Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (“Post-Effective Amendment No. 2”) is being filed by the Company (i) to convert the registration statement on Form S-1 into a registration statement on Form S-3 and (ii) to include updated information regarding the Selling Securityholders named in the prospectus, including a reduction in the number of shares of Class A common stock being offered by the Selling Securityholders to 234,203,910 Class A ordinary shares to reflect sales or other dispositions of such securities by the Selling Securityholders since the filing of the initial Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 18, 2023

PRELIMINARY PROSPECTUS

PROKIDNEY CORP.

Up to 234,203,910 Class A Ordinary Shares

This prospectus relates to the issuance by us of up to an aggregate of 234,203,910 of our Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) which consists of the resale from time to time by certain of the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) Class A ordinary shares of ProKidney Corp. (formerly known as Social Capital Suvretta Holdings Corp. III, “SCS” or the “Company”), collectively held by certain holders of the Company’s securities (the “Holders”) party to that certain Amended and Restated Registration Rights Agreement, dated as of July 11, 2022, by and among the Company, SCS Sponsor III LLC (the “Sponsor”), and the Holders (the “Amended and Restated Registration Rights Agreement”), their permitted transferees and certain Additional Holders (as defined in the Amended and Restated Registration Rights Agreement); (ii) Class A ordinary shares issued or issuable to the unitholders (the “ProKidney Unitholders”) pursuant to that certain Exchange Agreement, dated as of July 11, 2022, by and among the Company, ProKidney LP, and certain holders of the Company’s securities party thereto (the “Exchange Agreement”); (iii) Class A ordinary shares purchased by certain investors at a purchase price of $10.00 per share, pursuant to subscription agreements with the Company; and (iv) Class A ordinary shares reserved for issuance upon the settlement of restricted stock units.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of Class A ordinary shares by the Selling Securityholders or of Class A ordinary shares by us pursuant to this prospectus.

However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A ordinary shares are listed on Nasdaq under the symbol “PROK.” On August 17, 2023, the closing price of our Class A ordinary shares was $9.77.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2023.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About ProKidney Corp.

We are a clinical-stage biotechnology business with a transformative proprietary cell therapy platform capable of treating multiple chronic kidney diseases using a patient’s own cells isolated from the patient intended for treatment. Our approach seeks to redefine the treatment of chronic kidney disease (“CKD”), shifting the emphasis away from management of kidney failure to the restoration, preservation or improvement of kidney function to stop or delay progression of CKD. Our lead product candidate, which we refer to as REACT, is designed to preserve kidney function in a CKD patient’s diseased kidneys. REACT is a product that includes selected renal cells (“SRCs”) prepared from a patient’s own, autologous, renal cells. SRCs are formulated into a product for reinjection into the patient’s own kidney using a minimally invasive outpatient procedure that can be repeated if necessary. Because REACT is a personalized treatment composed of cells prepared from a patient’s kidney, there is no need for treatment with immunosuppressive therapies, which are required during a patient’s lifetime when a patient receives a kidney transplant from another, allogeneic donor.

We are currently conducting a Phase 3 development program and multiple Phase 2 clinical trials for REACT in subjects with moderate to severe diabetic kidney disease. We also recently completed a Phase 1 clinical trial for REACT in subjects with congenital anomalies of the kidney and urinary tract. REACT has been generally well tolerated by subjects with moderate to severe diabetic kidney disease in Phase 1 and 2 clinical testing to date. It has also been shown to preserve kidney function and limit kidney injury in subjects based on measurements of iohexol renal clearance and urinary albumin-to-creatinine ratio. REACT has received regenerative medicine advanced therapy designation from the United States Food and Drug Administration.

Since our inception, we have devoted substantially all of our resources to raising capital, organizing and staffing our Company, business and scientific planning, conducting discovery and research activities, acquiring or discovering product candidates, establishing and protecting our intellectual property portfolio, developing and progressing REACT and preparing for clinical trials, establishing arrangements with third parties for the manufacture of component materials, and providing general and administrative support for these operations. We do not have any product candidates approved for sale and have not generated any revenue from product sales.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, as described under the caption “Incorporation of Certain Information by Reference” on page 32 of this prospectus.

Our Corporate Information

Prior to July 11, 2022, we were a blank check company registered under the laws of the Cayman Islands and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We entered into a business combination agreement, dated as of January 18, 2022 with ProKidney LP (“PKLP”) (the “Business Combination”). As a result of the closing (the “Closing”) of the Business Combination, our name was changed from Social Capital Suvretta Holdings Corp. III to ProKidney Corp. We are organized in an umbrella partnership-C corporation structure, and the Company’s direct assets consist of common units in the combined company and all of the issued and outstanding equity interests of ProKidney Corp. GP Limited, which became the general partner of PKLP upon the Closing. Substantially all of the operating assets and business of the Company are held or conducted indirectly through PKLP.

Our corporate headquarters are located at 2000 Frontis Plaza Boulevard, Suite 250, Winston-Salem, North Carolina 27103 and our telephone number is (336) 999-7029. We maintain a website at www.prokidney.com, to which we regularly post copies of our press releases as well as additional information about us. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are available free of charge through the investor relations page of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

All brand names or trademarks appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Resale of Class A ordinary shares

Class A ordinary shares offered by the Selling Securityholders (representing the PIPE Shares purchased by certain PIPE Investors, shares issued or issuable pursuant to the vesting of restricted stock units, and shares issued or issuable pursuant to the Exchange Agreement)

234,203,910 shares

Use of proceeds	We will not receive any proceeds from the sale of the Class A ordinary shares to be offered by the Selling Securityholders.

Ticker symbol	“PROK” for the Class A ordinary shares.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks and uncertainties and all of the other information, documents or reports included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, which is on file with the SEC and incorporated by reference in this prospectus, as well as the risk factors set forth in any applicable prospectus supplement and the other reports we file from time to time with the SEC that are incorporated by reference in this prospectus. If any of the risks set forth in such “Risk Factors” disclosures actually occur, our business, financial condition, and/or results of operations could suffer. In that case, the market price of our securities offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this prospectus and the information incorporated by reference herein regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements may include, among other things, statements about:

•	our ability to maintain the listing of our Class A ordinary shares on the Nasdaq Capital Market (“Nasdaq”);

•	our ability to manage our growth effectively;

•	the success, cost and timing of our product development activities;

•	the potential attributes and benefits of our product candidates, and if approved, our products;

•	our ability to manufacture REACT, our lead product candidate;

•	our ability to obtain and maintain regulatory approval for our products, and any related restrictions and limitations of any approved product;

•	our ability to identify, in-license or acquire additional technology;

•	our ability to maintain our existing license, manufacturing and supply agreements;

•	our reliance on third parties to conduct, supervise and monitor a certain portion of our research and nonclinical testing and clinical trials for REACT;

•

our ability to compete with other companies currently marketing or engaged in the biologics market and in the area of treatment of kidney disease, many of which have greater financial and marketing resources than us;

•	the size and growth potential of the markets for our products, and the ability of each to serve those markets, either alone or in partnership with others;

•	changes in applicable laws or regulations;

•	our estimates regarding expenses, revenue, capital requirements and needs for additional financing;

•	our ability to raise financing in the future;

•	our financial performance;

•	our intellectual property rights;

•	security breaches with respect to computer systems;

•	economic downturns and political and market conditions beyond our control;

•	the impact of the COVID-19 pandemic on our clinical trials;

•	the anticipated use of proceeds from this offering, if any; and

•	other factors details under the section titled “Risk Factors.”

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus and the information incorporated by reference herein, particularly in the “Risk Factors” sections of this prospectus and of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, that could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make.

You should read this prospectus and the information incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. Any forward-looking statement speaks only as of the date of this prospectus. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the Class A ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 234,203,910 Class A ordinary shares. The Selling Securityholders may from time to time offer and sell any or all of the Class A ordinary shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A ordinary shares other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A ordinary shares. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Class A ordinary shares and Class B ordinary shares or restricted stock rights underlying Class B ordinary shares (issuable upon the vesting of the restricted stock rights), which Class B ordinary shares are exchangeable, pursuant to the Exchange Agreement, to for Class A ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based the percentage ownership prior to this offering on a total of 235,253,658 shares outstanding, which includes 61,590,231 Class A ordinary shares and 173,663,427 Class B ordinary shares outstanding, in each case as of August 10, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

ProKidney Corp.

Selling Securityholders

Name of Selling Securityholders	Class A Ordinary Shares	Class B Ordinary Shares (or Securities Convertible into Class B Ordinary Shares)	Percentage Voting Power	Number of Ordinary Shares Offered	Number of Ordinary Shares Beneficially Owned After the Offered Shares are Sold	Percentage Voting Power
Anna-Maria and Stephen Kellen Foundation, Inc.(1)	1,000,000	—	*	1,000,000	—	—%
Averill Master Fund, Ltd.(2)	3,193,175	—	1.4%	3,140,000	53,175	*
Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee of Trust 4165(3)	5,000,000	—	2.1%	5,000,000	—	—%
Brighthouse Funds Trust I: Morgan Stanley Discovery Portfolio(4)	497,653	—	*	497,653	—	—%
Brown University(5)	1,000,000	—	*	1,000,000	—	—%
Carlos X. Del Rio(6)	27,500	—	*	27,500	—	—%
Chamath Palihapitiya(7)	13,273,000	—	5.6%	13,273,000	—	—%
Control Empresarial de Capitales, S.A. de C.V. (formerly Inversora Carso, S.A. de C.V.)(8)	—	63,118,645	26.8%	63,118,645	—	—%
CP WY REMAINDER INTEREST TRUST U/A/D DATED DECEMBER 22, 2021(9)	3,000,000	—	1.3%	3,000,000	—	—%
David Spiegel, M.D., Ph.D.(10)	10,000	—	*	10,000	—	—%
Denise and Michael Kellen Foundation, Inc.(11)	100,000	—	*	100,000	—	—%
DJG Associated, LLC(12)	600,000	—	*	600,000	—	—%
Donald P. Spencer and Vickie Riccardo JTWROS(13)	50,000	—	*	50,000	—	—%
ERAFP Actions Mid Cap USA I(4)	12,443	—	*	12,443	—	—%
Fourteen Plus Twelve Partners, LLC(14)	200,000	—	*	200,000	—	—%
George W. Siguler Family Trust(15)	125,000	—	*	125,000	—	—%
Growth Trust(4)	245,905	—	*	245,905	—	—%
Hill Family Alternative Investments LLC(16)	500,000	—	*	500,000	—	—%
Hottinger AG(17)	100,000	—	*	100,000	—	—%
Inception Trust(4)	166,790	—	*	166,790	—	—%
Johnson & Johnson Pension and Savings Master Trust (JJ9L)(4)	15,421	—	*	15,421	—	—%
Johnson & Johnson Pension and Savings Master Trust (JJ9LDB)(4)	136,426	—	*	136,426	—	—%
Juan Maria Pedro David Michel(18)	800,000	—	*	800,000	—	—%
Jupiter CAN(19)	5,000,000	—	2.1%	5,000,000	—	—%
Kinstead Global Equity Pool(4)	16,039	—	*	16,039	—	—%
KJB Associated LLC(20)	200,000	—	*	200,000	—	—%
Lawrencium Atoll Investments Ltd.(4)	34,707	—	*	34,707	—	—%
Leman Management Nominees Limited(21)	2,000,000	—	*	2,000,000	—	—%

Name of Selling Securityholders	Class A Ordinary Shares	Class B Ordinary Shares (or Securities Convertible into Class B Ordinary Shares)	Percentage Voting Power	Number of Ordinary Shares Offered	Number of Ordinary Shares Beneficially Owned After the Offered Shares are Sold	Percentage Voting Power
Luis Felipe Mancera de Arrigunaga(22)	80,000	—	*	80,000	—	—%
Marc Semigran(23)	30,000	—	*	30,000	—	—%
Marina Kellen French Foundation(24)	100,000	—	*	100,000	—	—%
Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates(4)	109,253	—	*	109,253	—	—%
Max Pierre David Michel(25)	800,000	—	*	800,000	—	—%
MGG Strategic SICAF SIF, for and on behalf of its compartment, MGG Strategic(26)	1,000,000	—	*	1,000,000	—	—%
Mikel Andoni Arriola Peñalosa (27)	15,000	—	*	15,000	—	—%
Monique Berthe Michele Madeleine David Michel(28)	800,000	—	*	800,000	—	—%
Morgan Stanley Funds (UK)—Global Insight Fund(4)	7,231	—	*	7,231	—	—%
Morgan Stanley Insight Fund(4)	1,421,688	—	*	1,421,688	—	—%
Morgan Stanley Institutional Fund Trust—Discovery Portfolio(4)	800,384	—	*	800,384	—	—%
Morgan Stanley Institutional Fund, Inc.—Counterpoint Global Portfolio(4)	3,802	—	*	3,802	—	—%
Morgan Stanley Institutional Fund, Inc.—Global Endurance Portfolio(4)	19,748	—	*	19,748	—	—%
Morgan Stanley Institutional Fund, Inc.—Global Insight Portfolio(4)	67,622	—	*	67,622	—	—%
Morgan Stanley Institutional Fund, Inc.—Growth Portfolio(4)	3,865,953	—	1.6%	3,865,953	—	—%
Morgan Stanley Institutional Fund, Inc.—Inception Portfolio(4)	332,167	—	*	332,167	—	—%
Morgan Stanley Investment Funds—Counterpoint Global Fund(4)	1,657	—	*	1,657	—	—%
Morgan Stanley Investment Funds—Global Endurance Fund(4)	34,186	—	*	34,186	—	—%
Morgan Stanley Investment Funds—Global Insight Fund(4)	293,852	—	*	293,852	—	—%
Morgan Stanley Investment Funds—US Growth Fund(4)	1,549,102	—	*	1,549,102	—	—%
Morgan Stanley Investment Funds—US Insight Fund(4)	46,844	—	*	46,844	—	—%
Morgan Stanley Variable Insurance Fund, Inc.—Discovery Portfolio(4)	79,084	—	*	79,084	—	—%
Morgan Stanley Variable Insurance Fund, Inc.—Growth Portfolio(4)	242,043	—	*	242,043	—	—%
GG 1978 SICAF SIF S.A., for and on behalf of its compartment, GG 1978 SICAF SIF S.A.—GG Strategic (29)	1,200,000	—	*	1,200,000	—	—%

Name of Selling Securityholders	Class A Ordinary Shares	Class B Ordinary Shares (or Securities Convertible into Class B Ordinary Shares)	Percentage Voting Power	Number of Ordinary Shares Offered	Number of Ordinary Shares Beneficially Owned After the Offered Shares are Sold	Percentage Voting Power
Pamela Mallon Siguler Family Trust(30)	125,000	—	*	125,000	—	—%
Paul Mower(31)	7,500	—	*	7,500	—	—%
ProKidney Management Equity LLC(32)	—	22,203,387	9.4%	22,203,387	—	—%
Prime Participations LLC(33)	300,000	—	*	300,000	—	—%
Regina Mancera Bustamante(34)	100,000	—	*	100,000	—	—%
Ricardo José Garza Bustamante(35)	50,000	—	*	50,000	—	—%
Stephen M. Kellen 2004 Trust FBO Annabelle Garrett(36)	75,000	—	*	75,000	—	—%
Stephen M. Kellen 2004 Trust FBO Andrew Gundlach(37)	75,000	—	*	75,000	—	—%
Stephen M. Kellen 2004 Trust FBO Caroline L. Kellen(38)	75,000	—	*	75,000	—	—%
Stephen M. Kellen 2004 Trust FBO Christopher N. Kellen(39)	75,000	—	*	75,000	—	—%
Sukumar Nagendran(40)	10,000	—	*	10,000	—	—%
Kishan Mehta(41)	1,660,120	—	*	1,660,120	—	—%
Aaron Cowen(42)	712,583	—	*	712,583	—	—%
The Aaron Cowen 2012 Family Trust(43)	144,917	—	*	144,917	—	—%
David Friedman(44)	216,090	—	*	216,090	—	—%
Andrew Nathanson(45)	34,300	—	*	34,300	—	—%
Alexander 2018 Trust(46)	34,300	—	*	34,300	—	—%
Shoney Katz(47)	34,300	—	*	34,300	—	—%
Jennifer Loeb(48)	17,150	—	*	17,150	—	—%
Michael Bond(49)	17,150	—	*	17,150	—	—%
Tensleep Group LLC(50)	10,000	—	*	10,000	—	—%
Tolerantia, LLC(51)	—	94,677,968	40.2%	94,677,968	—	—%
WECMA Family, LLC(52)	250,000	—	*	250,000	—	—%
Uma Sinha, Ph.D.(53)	30,000	—	*	30,000	—	—%

*	Less than 1%.
(1)	Consists of 1,000,000 Class A ordinary shares. The address of Anna-Maria and Stephen Kellen Foundation, Inc. is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(2)

Consists of 3,193,175 Class A ordinary shares held by Averill Master Fund, Ltd. Suvretta Capital Management, LLC, the investment manager of Averill Master Fund, Ltd, may be deemed to beneficially own the Class A ordinary shares held by Averill Master Fund, Ltd. Aaron Cowen may be deemed to control Suvretta Capital Management, LLC, and therefore may be deemed to beneficially own the Class A ordinary shares held by Averill Master Fund, Ltd. The address of Averill Master Fund, Ltd. is 540 Madison Avenue, 7th Floor, New York, NY 10022.

(3)

Consists of 5,000,000 Class A ordinary shares held of record by Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero, acting solely and exclusively in its capacity as trustee of the trustee of Trust, whose record holders are the Trust Beneficiaries. Each of (i) Bertha Paula Michel Gonzalez, (ii) Maria Magdalena Michel Gonzalez and (iii) Maximino Jose Michel Gonzalez has voting and dispositive power over, one-third of the total number of Class A ordinary shares held by the Trust. The address of the Trust is Boulevard Manuel Avila Camacho No. 40, Piso 7, Lomas De Chapultepec, Ciudad De México 11000. The address of each of the Trust Beneficiaries is Paseo de la Reforma 735, Lomas de Chapultepec, Miguel Hidalgo 11000, Mexico.
(4)

Morgan Stanley Investment Management Inc. is the adviser or sub-adviser, as the case may be, of each of (i) Brighthouse Funds Trust I: Morgan Stanley Discovery Portfolio, holding 497,653 Class A ordinary shares, (ii) ERAFP Actions Mid Cap USA I holding 12,443 Class A ordinary shares, (iii) Growth Trust holding 245,905 Class A ordinary shares, (iv) Inception Trust holding, 166,790 Class A ordinary shares, (v) Johnson & Johnson Pension and Savings Master Trust (JJ9L) holding 15,421 Class A ordinary shares, (vi) Johnson & Johnson Pension and Savings Master Trust (JJ9LDB) holding 136,426 Class A ordinary shares, (vii) Kinstead Global Equity Pool holding 16,039 Class A ordinary shares, (viii) Lawrencium Atoll Investments Ltd. holding 34,707 Class A ordinary shares, (ix) Master Trust for Defined Contribution Plans of American Airlines, Inc. and Affiliates holding 109,253 Class A ordinary shares, (x) Morgan Stanley Funds (UK)—Global Insight Fund holding 7,231 Class A ordinary shares, (xi) Morgan Stanley Insight Fund holding 1,421,688 Class A ordinary shares, (xii) Morgan Stanley Institutional Fund Trust—Discovery Portfolio holding 800,384 Class A ordinary shares, (xiii) Morgan Stanley Institutional Fund, Inc.—Inception Portfolio holding 332,167 Class A ordinary shares, (xiv) Morgan Stanley Institutional Fund, Inc.—Counterpoint Global Portfolio holding 3,802 Class A ordinary shares, (xv) Morgan Stanley Institutional Fund, Inc.—Global Endurance Portfolio holding 19,748 Class A ordinary shares, (xvi) Morgan Stanley Institutional Fund, Inc.—Global Insight Portfolio holding 67,622 Class A ordinary shares, (xvii) Morgan Stanley Institutional Fund, Inc.—Growth Portfolio holding 3,865,953 Class A ordinary shares, (xviii) Morgan Stanley Investment Funds—Counterpoint Global Fund holding 1,657 Class A ordinary shares, (xiv) Morgan Stanley Investment Funds—Global Endurance Fund holding 34,186 Class A ordinary shares, (xx) Morgan Stanley Investment Funds—Global Insight Fund holding 293,852 Class A ordinary shares, (xxi) Morgan Stanley Investment Funds—US Growth Fund holding 1,549,102 Class A ordinary shares, (xxii) Morgan Stanley Investment Funds—US Insight Fund holding 46,844 Class A ordinary shares, (xxiii) Morgan Stanley Variable Insurance Fund, Inc.—Discovery Portfolio holding 79,084 Class A ordinary shares, (xxiv) Morgan Stanley Variable Insurance Fund, Inc.—Growth Portfolio holding 242,043 Class A ordinary shares and holds voting and dispositive power with respect to shares of record held by each of the MS Accounts. The address of Morgan Stanley Investment Management Inc., acting as adviser or sub-adviser, as the case may be, of each of the MS Accounts is 522 Fifth Avenue, New York, NY 10036.

(5)	Consists of 1,000,000 Class A ordinary shares. The address of Brown University is 121 South Main Street, 9th floor, Providence RI, 02903.
(6)	Consists of 27,500 Class A ordinary shares. The address of Carlos X. Del Rio is Monte Everest 440, Col. Lomas de Chapultepec, Ciudad de México, 11000, Mexico.
(7)

Consists of 13,273,000 Class A ordinary shares, including 9,500,000 Class A ordinary shares held of record by SC PIPE Holdings and 3,773,000 Class A ordinary shares held of record by SC Master Holdings. SC PIPE Holdings is controlled by Mr. Palihapitiya, the former Chief Executive Officer and Chairman of the Board of Directors of SCS. SC Master Holdings is the sole member of SC PIPE Holdings. Mr. Palihapitiya and SC Master Holdings may be deemed to beneficially own Class A ordinary shares held directly by SC PIPE Holdings by virtue of their indirect or direct interests in SC PIPE Holdings or their control over SC PIPE Holdings, as the case may be. SC Master Holdings is controlled by Mr. Palihapitiya. Mr. Palihapitiya may be deemed to beneficially own Class A ordinary shares held directly by SC Master Holdings by virtue of his indirect interests in SC Master Holdings or his control over SC Master Holdings, as the case may be. The Class A ordinary shares reported herein do not include 3,000,000 Class A ordinary shares held directly by the Family Trust, which are otherwise reported in this table. Mr. Palihapitiya may be deemed to beneficially own Class A ordinary shares held directly by the Family Trust. The address of each of Mr. Palihapitiya, SC Master Holdings and SC PIPE Holdings is c/o SC Master Holdings, LLC, 506 Santa Cruz Avenue, Suite 300, Menlo Park, California 94025.

(8)

Information in the table and footnote is based upon information provided to us by the direct shareholder, CEC. Consists of 63,118,645 Class B ordinary shares held by CEC, which may be exchanged, together with a corresponding number of Post-Combination ProKidney Common Units, pursuant to the Exchange

Agreement, for 63,118,645 Class A ordinary shares. Members of the Slim family, directly or indirectly, own all of the issued and outstanding voting equity securities of CEC. Therefore, the Slim family may be deemed to beneficially own indirectly the Class B ordinary shares held by CEC. CEC is a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”). The Slim family has an address of Paseo de las Palmas 736, Colonia Lomas de Chapultepec, 11000 Ciudad de Mexico, Mexico and Control Empresarial has an address of Paseo de las Palmas 781, Piso 3, Colonia Lomas de Chapultepec, Seccion III, Migual Hidalgo, Ciudad de Mexico, Mexico, 11000.
(9)

Consists of 3,000,000 Class A ordinary shares. Mr. Palihapitiya, the former Chief Executive Officer and Chairman of the Board of Directors of SCS, may be deemed to beneficially own Class A ordinary shares held directly by CP WY REMAINDER INTEREST TRUST U/A/D DATED DECEMBER 22, 2021. The address of CP WY REMAINDER INTEREST TRUST U/A/D DATED DECEMBER 22, 2021 is 415 W. 17th Street STE B2, Cheyenne, WY 82001.

(10)	Consists of 10,000 Class A ordinary shares underlying the RSUs held by David Spiegel, M.D., Ph.D. that vested at Closing.
(11)	Consists of 100,000 Class A ordinary shares. The address of Denise and Michael Kellen Foundation, Inc. is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(12)	Consists of 600,000 Class A ordinary shares. The address of DJG Associated, LLC is 62 Vineyard Lane, Greenwich, CT 06831.
(13)	Consists of 50,000 Class A ordinary shares. The address of Donald P. Spencer and Vickie Riccardo JTWROS is 370 Palmetto Road, St. Augustine, FL 32080.
(14)	Consists of 200,000 Class A ordinary shares. The address of Fourteen Plus Twelve Partners, LLC is 62 Vineyard Lane, Greenwich, CT 06831.
(15)	Consists of 125,000 Class A ordinary shares. The address of George W. Siguler Family Trust is 893 Ponte Vedra Blvd, Ponte Vedra Beach, FL 32082.
(16)	Consists of 500,000 Class A ordinary shares. The address of Hill Family Alternative Investments LLC is 834 Fifth Avenue, 10B, New York, NY 10065.
(17)	Consists of 100,000 Class A ordinary shares. The address of Hottinger AG is 60 Rue du Stand, Geneva 1204, Switzerland.
(18)	Consists of 800,000 Class A ordinary shares. The address of Juan María Pedro David Michel is Bosque de Radiatas 6-602, Bosques de las Lomas, Cuajimalpa 05120, Mexico.
(19)	Consists of 5,000,000 Class A ordinary shares. The address of Jupiter CAN LP is 5930 Royal Lane, Suite E, #117, Dallas, TX 75230.
(20)	Consists of 200,000 Class A ordinary shares. The address of KJB Associated LLC is 860 United Nations Plz Apt #33D, New York, NY 10017.
(21)	Consists of 2,000,000 Class A ordinary shares. The address of Leman Management Nominees Limited is Wessex House 2nd Floor, 45 Reid Street, Hamilton HM 12, Bermuda.
(22)	Consists of 80,000 Class A ordinary shares. The address of Luis Felipe Mancera de Arrigunaga is Colina 52 Lomas de Bezares 11910, Mexico City, Mexico.
(23)	Consists of 30,000 Class A ordinary shares.
(24)	Consists of 100,000 Class A ordinary shares. The address of Marina Kellen French Foundation is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(25)	Consists of 800,000 Class A ordinary shares. The address of Max Pierre David Michel is Bosque de Radiatas 6-602-103, Bosques de las Lomas, Cuajimalpa 05120, Mexico.
(26)	Consists of 1,000,000 Class A ordinary shares. The address of MGG Strategic SICAF SIF, for and on behalf of its compartment, MGG Strategic is 18 Avenue de la Porte Neuve, Luxembourg 2227, Luxembourg.
(27)	Consists of 15,000 Class A ordinary shares. The address of Mikel Andoni Arriola Peñalosa is Av. Paseo de la Reforma 2693, 401-C, Lomas de Bezares, Miguel Hidalgo, Mexico City 11910, Mexico.
(28)	Consists of 800,000 Class A ordinary shares. The address of Monique Berthe Michele Madeleine David Michel is Bosque de Radiatas 6-602-103, Bosques de las Lomas, Cuajimalpa 05120, Mexico.
(29)

Consists of 1,200,000 Class A ordinary shares. The address of GG 1978 SICAF SIF S.A., for and on behalf of its compartment, GG 1978 SICAF SIF—GG Strategic is 18 Avenue de la Porte Neuve, L-2227 Luxembourg, Grand Duchy of Luxembourg.

(30)	Consists of 125,000 Class A ordinary shares. The address of Pamela Mallon Siguler Family Trust is 893 Ponte Vedra Blvd, Ponte Vedra Beach, FL 32082.
(31)	Consists of 7,500 Class A ordinary shares. The address of Paul Mower is 614 Lakota Lane (PO Box 4112), Jackson, WY 83001.
(32)

Consists of (i) 15,648,248 Class B ordinary shares, (ii) 300,494 Class B ordinary shares issuable upon the vesting of PMEL RCUs within 60 days of March 31, 2023 and (iii) 6,254,645 PMEL RCUs held by ProKidney Management Equity LLC on behalf of individual unitholders. Upon vesting of the PMEL RCUS, the aggregate of 22,203,387 Class B ordinary shares may be exchanged, together with a corresponding number of Post-Combination ProKidney Common Units, pursuant to the Exchange Agreement, for a total of 22,203,387 Class A ordinary shares.

(33)	Consists of 300,000 Class A ordinary shares. The address of Prime Participations LLC is 110 East 59th Street, 33rd Fl, New York, NY 10022.
(34)	Consists of 100,000 Class A ordinary shares. The address of Regina Mancera Bustamante is Bosque de Tulipanes 14, Col. Bosques de las Lomas, Cuajimalpa 05120, Mexico.
(35)	Consists of 50,000 Class A ordinary shares. The address of Ricardo José Garza Bustamante is Av de Los Poetas 100, RCA 901, Col. Cumbres de Santa Fe, Mexico City 05600, Mexico.
(36)	Consists of 75,000 Class A ordinary shares. The address of Stephen M. Kellen 2004 Trust FBO Annabelle Garrett is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(37)	Consists of 75,000 Class A ordinary shares. The address of Stephen M. Kellen 2004 Trust FBO Andrew Gundlach is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(38)	Consists of 75,000 Class A ordinary shares. The address of Stephen M. Kellen 2004 Trust FBO Caroline L. Kellen is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(39)	Consists of 75,000 Class A ordinary shares. The address Stephen M. Kellen 2004 Trust FBO Christopher N. Kellen is 1345 Avenue of the Americas, 47th Floor, New York, NY 10105.
(40)	Consists of 10,000 Class A ordinary shares underlying the RSUs held by Sukumar Nagendran that vested at Closing.
(41)

Consists of 1,660,120 Class A ordinary shares. The address of Kishan Mehta is 540 Madison Avenue, 7th Floor, New York, NY 10022. Kishan Mehta was the president and on the board of directors of SCS. The address of SVAV is 540 Madison Avenue, 7th Floor, New York, NY 10022.

(42)	Consists of 712,583 Class A ordinary shares. The address of Aaron Cowen is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(43)	Consists of 144,917 Class A ordinary shares. The address of the Aaron Cowen 2012 Family Trust is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(44)	Consists of 216,090 Class A ordinary shares. The address of David Friedman is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(45)	Consists of 34,300 Class A ordinary shares. The address of Andrew Nathanson is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(46)	Consists of 34,300 Class A ordinary shares. The address of Alexander 2018 Trust is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(47)	Consists of 34,300 Class A ordinary shares. The address of Shoney Katz is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(48)	Consists of 17,150 Class A ordinary shares. The address of Jennifer Loeb is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(49)	Consists of 17,150 Class A ordinary shares. The address of Michael Bond is 540 Madison Avenue, 7th Floor, New York, NY 10022.
(50)	Consists of 10,000 Class A ordinary shares. The address of Tensleep Group LLC is 140 S. Cache St. (PO Box 4112), Jackson, WY 83001.
(51)

Consists of 94,677,968 Class B ordinary shares held by Tolerantia, which may be exchanged, together with a corresponding number of Post-Combination ProKidney Common Units, pursuant to the Exchange Agreement, for 94,677,968 Class A ordinary shares. Tolerantia is an affiliate controlled and majority-owned by Mr. Pablo Legorreta. Mr. Legorreta controls the voting and disposition of the shares held by Tolerantia. Mr. Legorreta disclaims beneficial ownership of the shares held by Tolerantia except to the extent of his indirect pecuniary interest therein. The business address of Tolerantia is 110, East 59th Street, Suite 3300, New York, New York, 10022.
(52)	Consists of 250,000 Class A ordinary shares. The address of WECMA Family, LLC is 893 Ponte Vedra Blvd, Ponte Vedra Beach, FL 32082.
(53)

Consists of 30,000 Class A ordinary shares underlying the RSUs held by Uma Sinha, Ph.D. that vested at Closing. The address of Uma Sinha, Ph.D. is c/o ProKidney Corp., 2000 Frontis Plaza Blvd., Ste 250, Winston-Salem, North Carolina, 27103.

CERTAIN MATERIAL U.S. FEDERAL INCOME AND CAYMAN ISLANDS TAX CONSIDERATIONS

The following summary of certain United States federal and Cayman Islands income tax consequences of the acquisition, ownership and disposition of our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or to differing interpretation. This summary does not address all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local and other tax laws.

Prospective investors should consult their advisors on the possible tax consequences of acquiring, owning and disposing of our Class A ordinary shares.

Material U.S. Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations of the acquisition, ownership and disposition of the Class A ordinary shares to U.S. Holders (as defined below). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (“Code”), final, temporary and proposed Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”), all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences to holders described in this prospectus. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the Class A ordinary shares who are initial purchasers of such ordinary shares pursuant to this offering and hold the Class A ordinary shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion assumes that any distributions made by ProKidney on the Class A ordinary shares and any consideration received by a holder in consideration for the sale or other disposition of the Class A ordinary shares will be in U.S. dollars.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to state and local tax consequences, estate and gift tax consequences, the alternative minimum tax (including the 15% minimum tax applicable to the adjusted financial statement income of certain corporations), the Medicare contribution tax on certain net investment income or any other tax other than the income tax, and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, insurance companies and certain other financial institutions;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities, governments or agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates and former citizens or long-term residents of the United States;

•	persons who own, have owned, or will own (directly or through attribution) 10% or more (by vote or value) of our shares;

•	persons that acquired our Class A ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our Class A ordinary shares;

•	persons holding our Class A ordinary shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•

partnerships (or entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such partnerships or other pass-through entities;

•

persons subject to special tax accounting rules who are required to take any item of gross income with respect to the Class A ordinary shares into account no later than when it is taken into account in an applicable financial statement; and

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our Class A ordinary shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our Class A ordinary shares, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our Class A ordinary shares.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

As used herein, the term “U.S. Holder” means a beneficial owner of our Class A ordinary shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

This discussion is for general information only and is not intended to be, and may not be construed as, tax advice. This discussion is only a summary of certain U.S. federal income tax considerations associated with the acquisition, ownership and disposition of our Class A ordinary shares. Accordingly, all prospective holders of our Class A ordinary shares should consult their tax advisors as to the particular tax consequences applicable to them relating to the acquisition, ownership and disposition of our Class A ordinary shares, including the applicability of U.S. federal, state, local and non-U.S. tax laws.

Taxation of Distributions

Subject to the discussion below under “—PFIC Considerations,” if we pay distributions in cash or other property to U.S. Holders of our Class A ordinary shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, which will generally be includible in such holder’s taxable income as ordinary dividend income on the day on which such holder receives the dividend. Distributions in excess of current and accumulated earnings and profits will first constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A ordinary shares. There can be no assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to the Class A ordinary shares will constitute ordinary dividend income. Dividends paid on our Class A ordinary shares will not generally be eligible for the dividends-received deduction allowed to U.S. corporations under the Code.

Because we believe it is likely that ProKidney will be a “passive foreign investment company,” as defined below, (“PFIC”) for its current taxable year (as discussed below under “—PFIC Considerations—PFIC Status of ProKidney”), dividends ProKidney pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate. U.S. Holders are urged to consult with their own tax advisors regarding the availability of the reduced tax rate on dividends in light of their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Ordinary Shares

Subject to the discussion below under “—PFIC Considerations,” upon a sale or other taxable disposition of our Class A ordinary shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the Class A ordinary shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A ordinary shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares so disposed of. A U.S. Holder’s adjusted tax basis in its Class A ordinary shares generally will equal the U.S. Holder’s acquisition cost less any prior distributions treated as a return of capital.

PFIC Considerations

Definition of a PFIC. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

PFIC Status of ProKidney. Based upon the composition of its income and assets, and upon a review of its financial statements and financial projections, ProKidney believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2022 and will likely be considered a PFIC for its current taxable year.

If we were considered a PFIC at any time that a U.S. Holder holds our Class A ordinary shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we have ceased to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” or “purging” election under the PFIC rules. If such election is made, the U.S. Holder will be deemed to have sold its Class A ordinary shares at their fair market value on the last day of the last taxable year in which we were a PFIC, and any gain from the deemed sale would be subject to the rules described in the following paragraph. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the Class A ordinary shares with respect to which such election was made will not be treated as shares in a PFIC. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we are (or were to become) and then cease to be a PFIC, and such election becomes available.

In the absence of a deemed sale election described above, in the event that we are classified as a PFIC in any year during which a U.S. Holder holds our Class A ordinary shares and the U.S. Holder has not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Class A ordinary shares or in which ProKidney was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as described below) with respect to such Class A ordinary shares, then any gain recognized by the U.S. Holder on a sale or other disposition of our Class A ordinary shares, as well as the amount of any “excess distribution” (as defined below) received by such holder, would be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its Class A ordinary shares in a taxable year exceeds 125% of the average of the annual distributions on the Class A ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS A ORDINARY SHARES.

QEF Election and Mark-to-Market Election

If we are a PFIC for any taxable year during which a U.S. Holder holds Class A ordinary shares, in lieu of being subject to the tax and interest charge rules discussed above, a U.S. Holder may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such Class A ordinary shares are “marketable.” Class A ordinary shares will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the Class A ordinary shares generally will be considered regularly traded during a calendar year if they are traded, other than in de minimis quantities, on at least 15 days during each quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. However, because a mark-to-market election cannot be made for any lower-tier PFICs that we may, in the future, own, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such holder’s indirect interest in any investments we may, in the future, hold that are treated as an equity interest in a PFIC for United States federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit.

If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, such U.S. Holder will include in ordinary income the excess of the fair market value of such U.S. Holder’s Class A ordinary shares at the end of the year over such U.S. Holder’s adjusted tax basis in the Class A ordinary shares. Such U.S. Holder will be entitled to deduct as an ordinary loss in each such year the excess of such U.S. Holder’s adjusted tax basis in the Class A ordinary shares over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain such U.S. Holder recognizes upon the sale or other disposition of such U.S. Holder’s Class A ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election.

A U.S. Holder’s adjusted tax basis in the Class A ordinary shares will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules discussed above. If a U.S. Holder makes an effective mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the Class A ordinary shares are no longer regularly traded on a qualified exchange or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors about the availability of the mark-to-market election, and whether making the election would be advisable in their particular circumstances.

If a U.S. Holder makes a “qualified electing fund” election with respect to the Class A ordinary shares for the taxable year that is the first year in the U.S. Holder’s holding period of our Class A ordinary shares during which ProKidney was a PFIC (a “QEF Election”), the U.S. Holder generally will include in gross income its pro rata share of our ordinary earnings (as ordinary income) and net capital gain (as long-term capital gain), in each case whether or not actually distributed, on a current basis, and the U.S. Holder’s adjusted basis in the Class A ordinary shares will be increased by the amounts so included in gross income. Any subsequent distribution by us that is paid out of the earnings and profits that were previously so included in gross income of the U.S. Holder generally will not be taxable as a dividend to the U.S. Holder, and the U.S. Holder’s adjusted basis in the Class A ordinary shares will decrease by the amount of the distribution not treated as a taxable dividend. If a U.S. Holder has timely made a QEF Election (as described above), any gain such U.S. Holder recognizes upon the sale or other disposition of the Class A ordinary shares generally will be treated as capital gain, and no interest charge will be imposed.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to ProKidney is contingent upon, among other things, the provision by ProKidney of a “PFIC Annual Information Statement” (within the meaning of the applicable Treasury Regulations) to such U.S. Holder. ProKidney provided PFIC Annual Information Statements to U.S. Holders of Class A ordinary shares, upon request, with respect to its taxable year that ended on December 31, 2022 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that ProKidney will continue to timely provide such information.

If a U.S. Holder owns Class A ordinary shares during any year in which we are treated as a PFIC with respect to such U.S. Holder and the U.S. Holder recognizes gain on a disposition of such Class A ordinary shares or receives distributions with respect to such Class A ordinary shares, the U.S. Holder generally will be required to file an IRS Form 8621 with respect to us, generally with the U.S. Holder’s federal income tax return for that year. If we are a PFIC for a given taxable year, you should consult your tax advisor concerning your annual filing requirements.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE.

Foreign Financial Asset Reporting

Certain U.S. Holders who are individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer (which would include the Class A ordinary shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Treasury Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders that fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in the Class A ordinary shares, including the application of the rules to their particular circumstances.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Class A ordinary shares and backup withholding may also apply. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished by such U.S. Holder to the IRS in a timely manner.

EACH PROSPECTIVE INVESTOR IN OUR CLASS A ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities of the Company. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of a warrant is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Class A ordinary shares or on an instrument of transfer in respect of such shares. An instrument of transfer in respect of Class A ordinary shares is stampable if executed in or brought into the Cayman Islands.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Government of the Cayman Islands in the following form:

The Tax Concessions Act

(as amended) Undertaking as to Tax Concessions

In accordance with the provision of The Tax Concessions Act (as amended), the following undertaking is hereby given to the Company:

1.	That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	On or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in the Tax Concessions Act (as amended).

These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders of up to 234,203,910 our Class A ordinary shares.

The Selling Securityholders may offer and sell, from time to time, their Class A ordinary shares covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling

Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Certain of our shareholders have entered into lock-up agreements.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify certain of the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain Selling Securityholders pursuant to the Amended and Restated Registration Rights Agreement to use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as all securities covered by this prospectus have been sold or otherwise cease to be registrable securities.

Amended and Restated Registration Rights Agreement

At the Closing, ProKidney, the Sponsor and certain Selling Securityholders entered into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the Sponsor, certain Selling Securityholders and their affiliates and permitted transferees were granted certain registration rights, including “piggyback” registration rights, with respect to their respective Class A ordinary shares (or shares exercisable for Class A ordinary shares) on the terms and subject to the conditions therein.

DESCRIPTION OF SECURITIES

The following is a brief description of the material provisions of our shares. Our Class A ordinary shares are the only class of our securities registered pursuant to Section 12 of the Exchange Act. The following description of our shares does not purport to be complete and is subject to and qualified in its entirety by our Second Amended and Restated Memorandum and Articles of Association (our “Charter”) and the applicable provisions of the Companies Act of the Cayman Islands, as amended (the “Companies Act”). We encourage you to read our Charter and the applicable provisions of the Companies Act for more information.

Authorized and Outstanding Shares

Our Charter authorizes the issuance of up to 1,005,000,000 shares, consisting of:

•	500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”);

•	500,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B ordinary shares”); and

•	5,000,000 preference shares, par value $0.0001 per share (“preference shares”).

As of August 1, 2023, we had 61,590,231 Class A ordinary shares and 173,663,427 Class B ordinary shares outstanding and approximately 42 holders of Class A ordinary shares and 3 holders of Class B ordinary shares of record.

Class A Ordinary Shares

Voting Rights

Each holder of Class A ordinary shares is entitled to one vote for each Class A ordinary share held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the Class A ordinary shares do not have cumulative voting rights in the appointment of directors. Generally, all matters to be voted on by shareholders must be approved by a resolution passed by the holders of not less than a simple majority of ordinary shares entitled to vote in person or represented by proxy, with Class A shareholders and Class B shareholders voting together as a single class. Notwithstanding the foregoing, the holders of the outstanding Class A ordinary shares are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such Class A ordinary shares in a manner that has an adverse effect upon such rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding preference shares, the holders of Class A ordinary shares are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors (“Board”) out of funds legally available therefor. All dividends are subject to certain restrictions under Cayman Islands law, namely that we may only pay dividends out of profits or share premium account, and provided always that, in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Class A ordinary shares are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preference shares or any class or series of shares having a preference over our Class A ordinary shares, then outstanding, if any.

Preemptive or Other Rights

The holders of our Class A ordinary shares have no preemptive or conversion rights or other subscription rights (other than in connection with certain issuances of common units under the second amended and restated limited partnership agreement of ProKidney LP (the “Second Amended and Restated ProKidney Limited Partnership Agreement”)). There are no redemption or sinking fund provisions applicable to our Class A ordinary shares. The rights, preferences and privileges of holders of our Class A ordinary shares will be subject to those of the holders of any preference shares we may issue in the future.

Class B Ordinary Shares

Voting Rights

Each holder of our Class B ordinary shares is entitled to one vote for each Class B ordinary share held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of our Class B ordinary shares do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority of the votes entitled to be cast by all shareholders present in person or represented by proxy, with Class A shareholders and Class B shareholders voting together as a single class. Notwithstanding the foregoing, the holders of our outstanding Class B ordinary shares are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such Class B ordinary shares in a manner that has an adverse effect upon such rights.

Dividend Rights

The holders of our Class B ordinary shares will not participate in any dividends declared by our Board of directors.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Class B ordinary shares are entitled to a ratable amount equal to the capital paid up on such Class B ordinary shares of all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preference shares or any class or series of shares having a preference over our Class B ordinary shares, then outstanding, if any. Our Class B ordinary shares shall not carry any other right to participate in our profits or assets.

Preemptive or Other Rights

The holders of our Class B ordinary shares do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to our Class B ordinary shares.

Issuance and Forfeiture of Class B Ordinary Shares

In the event that any of our outstanding Class B ordinary shares cease to be held directly or indirectly by a holder of an equal amount of units of ProKidney pursuant to the Second Amended and Restated ProKidney Limited Partnership Agreement (the “Post-Combination ProKidney Common Units”), such share will automatically be transferred to us for no consideration and thereupon will be retired. We will not issue additional Class B ordinary shares other than in connection with the valid issuance or transfer of Post-Combination ProKidney Common Units in accordance with our governing documents.

Preference Shares

Our Charter provides that the Board has the authority, without further action by the holders of our ordinary shares, to establish one or more series of preference shares where issue of such series of preference shares is considered by the Board not to have an adverse effect upon rights attached to our Class A ordinary shares and Class B ordinary shares. Preference shares may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued shall not exceed the total number of preference shares authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such preference shares from time to time adopted by the Board pursuant to authority so to do which is expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preference shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The issuance of preference shares may have the effect of delaying, deferring or preventing a change in control of ProKidney without further action by the shareholders. Additionally, the issuance of preference shares may adversely affect the holders of our ordinary shares by restricting dividends on our Class A ordinary shares, diluting the voting power of our Class A ordinary shares and Class B ordinary shares or subordinating the liquidation rights of our Class A ordinary shares and Class B ordinary shares. As a result of these or other factors, the issuance of preference shares could have an adverse impact on the market price of our Class A ordinary shares. At present, we have no plans to issue any preference shares.

Register of Members

Under Cayman Islands law, the Company must keep a register of members and there will be entered therein:

•

the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of shares;

•	the date on which the name of any person was entered on the register as a member; and

•	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members will be immediately updated to reflect the issue of shares by us. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Certain Anti-Takeover Provisions of the Charter

Our Charter contains provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Board. These provisions could also make it difficult for shareholders to take certain actions, including appointing directors who are not nominated by the members of the Board or taking other corporate actions, including effecting changes in our management. For instance, our Charter does not provide for cumulative voting in the appointment of directors and does provide for a classified board of directors with three-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the Board. The Board is empowered to appoint a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and our advance notice provisions in our Charter requires that shareholders must comply with certain procedures in order to nominate candidates to the Board or to propose matters to be acted upon at a shareholders’ meeting.

Our authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of ProKidney by means of a proxy contest, tender offer, merger or otherwise.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (a) a special resolution (usually a majority of 66 2/3% in value of the voting shares voted at a shareholder meeting) of the shareholders of each company; or (b) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) in respect of shareholders, 75% in value of the shareholders or each class of shareholder who attend and vote, either in person or by proxy, at a meeting or meetings convened for that purpose; or (ii) in respect of creditors, a majority in number representing 75% in value of creditors or each class of creditors who attend and vote, either in person or by proxy, at a meeting or meetings convened for that purpose.. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of corporate and securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by our Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability (meaning our public shareholders have no liability, as members of the company, for liabilities of the company over and above the amount paid for their shares) under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•

annual reporting requirements are minimal and consist mainly of a statement that the company has conducted its operations mainly outside of the Cayman Islands and has complied with the provisions of the Companies Act;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual shareholder meeting;

•	an exempted company may issue negotiable or bearer shares or shares with no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Stock Exchange Listing

Our Class A ordinary shares are listed for trading on the Nasdaq Capital Market, under the symbol “PROK.”

LEGAL MATTERS

Walkers (Cayman) LLP has passed upon the validity of the Class A ordinary shares offered by this prospectus and matters of Cayman Islands law.

EXPERTS

The consolidated financial statements of ProKidney Corp. appearing in ProKidney Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, including exhibits, under the Securities Act of 1933, as amended, with respect to the ordinary shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.prokidney.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained from the SEC’s website at http://www.sec.gov. The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 28, 2023, as amended on April 27, 2023;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023, filed with the SEC on May 11, 2023 and August 10, 2023, respectively;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 26, 2023 that are deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K, filed with the SEC on January 10, 2023, January 19, 2023, February 6, 2023, March 6, 2023, June 16, 2023, June 30, 2023 and July 18, 2023;

•

the description of our Class A ordinary shares contained in our registration statement on Form 8-A12B filed June 29, 2021, including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed); and

•

all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

The SEC file number for each of the documents listed above is 001-40560.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

ProKidney Corp.

c/o 2000 Frontis Plaza Blvd, Suite 250

Winston-Salem, NC 27103

Attn: Todd Girolamo

Telephone: (336) 999-7028

You may also access these documents on our website, http://www.prokidney.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PROKIDNEY CORP.

Up to 234,203,910 Class A Ordinary Shares

PROSPECTUS

                , 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$187,102.01
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Charter provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 16.	Exhibits.

(a) Exhibits.

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

2.1†	Business Combination Agreement, dated as of January 18, 2022, by and among ProKidney Corp. (formerly Social Capital Suvretta Holdings Corp. III) and ProKidney LP.		Form 8-K/A (Exhibit 2.1)	01/21/2022	001-40560

4.1	Second Amended and Restated Memorandum and Articles of Association of ProKidney Corp.		Form 8-K (Exhibit 3.1)	07/15/2022	001-40560

5.1	Opinion of Walkers (Cayman) LLP	X

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.	X

23.2	Consent of Walkers (Cayman) LLP (included in Exhibit 5.1).	X

24.1*	Power of Attorney (included on the signature page to the initial Registration Statement)

107.1*	Calculation of Registration Fee

*	Previously filed.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a) (5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Winston-Salem, State of North Carolina, on August 18, 2023.

PROKIDNEY CORP.

By:	/s/ Tim Bertram, Ph.D.
Tim Bertram, Ph.D.
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Name	Title	Date

/s/ Tim Bertram, Ph.D. Tim Bertram, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2023

/s/ James Coulston, CPA James Coulston, CPA	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2023

* Pablo Legorreta	Chairman	August 18, 2023

* William F. Doyle	Director	August 18, 2023

* Jennifer Fox	Director	August 18, 2023

* José Ignacio Jimenez Santos	Director	August 18, 2023

* Alan M. Lotvin, M.D.	Director	August 18, 2023

* John M. Maraganore, Ph.D.	Director	August 18, 2023

* Brian J.G. Pereira, M.D.	Director	August 18, 2023

* Uma Sinha, Ph.D.	Director	August 18, 2023

By:	/s/ Tim Bertram, Ph.D.
Tim Bertram, Ph.D.
Attorney-in-fact